Exhibit 99.1

FOR IMMEDIATE RELEASE JANUARY 11, 2005	CONTACT: MICHAEL J. KOSS (414) 964-5000

Koss Second Quarter Net Sales Rise 4%
On Record December Shipments

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone company has announced its results for the second quarter ending December 31, 2004. Sales for the second quarter rose 4% to $10,225,079 compared with $9,839,572 for the same period one year ago. Net income slipped by $76,034, from $1,295,476 to $1,219,442 for the same three months and diluted earnings per share were $0.31 compared with $0.33 for the three months.

“Our second quarter began on a weak note,” Michael J. Koss, President and CEO said here today. “The month of October appeared to be trending down as retail re-orders seemed to soften. By mid November and continuing through late December we saw definite signs of a more positive holiday selling season. In fact it was the weakest October in six years, the best November in five years, and the strongest December in our Company’s history.”

Koss went on to explain that higher marketing and sales expenses were the primary cause of the weaker profit compared with the prior year and pointed out that the Company had elected to increase promotional expenses with a return to the main convention floor of the Consumer Electronics Show during the current fiscal year.

“The preparation for a return to the main floor of the Consumer Electronics Show, coupled with higher Sales and Marketing expenses, including additional overseas travel accounted for approximately one half of the increase in the Company’s expenses,” Koss said.

On a year to date basis for the six month period ending December 31, 2004, sales have now eclipsed the prior year’s six month performance, increasing to $19,197,659 from $19,004,263 during the same period one year ago. Net income for the six months declined by $130,752 reflecting the soft first quarter and an increase in sales, marketing, general and administrative expenses. Net income for the six months ending December 31, 2004 was $2,109,353 compared with $2,240,105. Six month diluted earnings per share were $0.55 compared with $0.57 for the same period one year ago.

Koss went on to say that Export Sales, most notably to Europe, remained strong posting an increase of 60% for the quarter and 59% for the year to date six month period.

“Domestic retail sales have begun to firm up and retail sales through distributors have notably strengthened internationally,” Koss continued. “Our OEM sales for the Bi-Audio division acquired 18 months ago and renamed Koss Communications, have not continued as well as we had hoped,” Koss said. “Last year two OEM customers ordered at levels significantly higher than the current six month sales.”

Koss went on to explain that the shift in Koss Communications to a line of Koss branded call center headsets had been completed, and the Company expected a return to stronger sales and greater profitability for the new division in the coming year.

Koss Corporation will pay a quarterly dividend of $0.13 cents on January 15, 2005 to shareholders of record on December 31, 2004.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

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This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months		Six Months
Period Ended December 31	2004	2003	2004	2003

Net sales	$10,225,079	$9,839,572	$19,197,659	$19,004,263
Cost of goods sold	6,266,461	6,097,572	11,816,068	11,764,618

Gross profit	3,958,618	3,742,000	7,381,591	7,239,645
Selling, general and administrative expense	2,456,825	1,972,115	4,576,346	4,001,849

Income from operations	1,501,793	1,769,885	2,805,245	3,237,796
Other income (expense)
Royalty income	484,614	387,367	636,070	577,692
Interest income	12,678	701	16,876	5,121
Interest expense	0	(960)	0	(960)

Income before income tax provision and cumulative effect of change in accounting principles	1,999,085	2,156,993	3,458,191	3,819,649
Provision for income taxes	779,643	861,517	1,348,838	1,503,669

Income before cumulative effect of change in accounting principles	1,219,442	1,295,476	2,109,353	2,315,980
Cumulative effect of change in accounting principles (net of tax of $49,125)	0	0	0	(75,875)

Net income	$1,219,442	$1,295,476	$2,109,353	$2,240,105

Earnings per common share:
Basic earnings per common share:
Before cumulative effect of accounting change	$0.33	$0.34	$0.57	$0.61
Accounting change	0	0	0	(.02)

Basic earnings per common share:	$0.33	$0.34	$0.57	$0.59
Diluted earnings per common share:
Before cumulative effect of accounting change	$0.31	$0.33	$0.55	$0.59
Accounting change	0	0	0	(.02)

Diluted earnings per common share	$0.31	$0.33	$0.55	$0.57

Dividends per common share	$0.13	$0.13	$0.26	$0.26

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